                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                               (AMENDMENT NO. 3)

                               ________________

                                 ABC-NACO Inc.
                               (Name of Issuer)

                         COMMON STOCK, $.01 PAR VALUE
                        (Title of Class of Securities)

                                   000752105
                                (CUSIP Number)

                               Brian P. Friedman
                          FS Private Investments LLC
                        FS Private Investments III LLC
                        520 Madison Avenue, 8/th/ Floor
                           New York, New York  10022
                                (212) 284-1700


          (Name, Address and Telephone Number of Person Authorized to

                      Receive Notices and Communications)

                                With a Copy to:

                           Carmen J. Romano, Esquire
                                    Dechert
                           4000 Bell Atlantic Tower
                               1717 Arch Street
                       Philadelphia, Pennsylvania  19103
                                (215) 994-4000

                                 July 1, 2001
            (Date of Event which Requires Filing of this Statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

          Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D
------------------------------------------------------------------------------
CUSIP NO. 000752105                                                   Page 1

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      FS Private Investments LLC        13-3940684
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          2,755,862 shares of Common Stock issuable upon the
     OWNED BY             conversion of 158,020 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,989,800
       EACH               shares of Common Stock issuable upon the conversion of
                          74,745 shares of Series C Cumulative Convertible
    REPORTING             Participating Preferred Stock and 3,363,525 Warrants
                          for Common Stock
      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          9

                          0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          2,755,862 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 3,363,525 Warrants for Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,755,862 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 3,363,525 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      23.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D
------------------------------------------------------------------------------
CUSIP NO. 000752105                                                   Page 2

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Furman Selz Investors II L.P.     13-3937561
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          2,429,445 shares of Common Stock issuable upon the
     OWNED BY             conversion of 139,304 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,635,800
       EACH               shares of Common Stock issuable upon the conversion of
                          65,895 shares of Series C Cumulative Convertible
    REPORTING             Participating Preferred Stock and 2,965,275 Warrants
                          for Common Stock
      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          9

                          0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          2,429,445 shares of Common Stock issuable upon the conversion of 139,304 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,635,800 shares of Common Stock issuable upon the conversion of 65,895 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,965,275 Warrants for Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,429,445 shares of Common Stock issuable upon the conversion of 139,304 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,635,800 shares of Common Stock issuable upon the conversion of 65,895 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,965,275 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      21.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                             Page 3

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      FS Employee Investors LLC                13-3937563
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                           0

     NUMBER OF     -----------------------------------------------------------
                          SHARED VOTING POWER
      SHARES         8
                          208,221 shares of Common Stock issuable upon the
   BENEFICIALLY           conversion of 11,939 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 225,600
     OWNED BY             shares of Common Stock issuable upon conversion of
                          5,640 shares of Series C Cumulative Convertible
       EACH               Participating Preferred Stock and 253,800 Warrants for
                          Common Stock
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         9

       WITH               0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          208,221 shares of Common Stock issuable upon the conversion of 11,939 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 225,600 shares of Common Stock issuable upon conversion of 5,640 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 253,800 Warrants for
                          Common Stock

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      208,221 shares of Common Stock issuable upon the conversion of 11,939 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 225,600 shares of Common Stock issuable upon the conversion of 5,640 shares of Series C Cumulative Convertible Participating Preferred Stock and 253,800 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [_]
12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                             Page 4

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      FS Parallel Fund L.P.                          13-3974766
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                           0
     NUMBER OF
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     8
   BENEFICIALLY           118,196 shares of Common Stock issuable upon the
                          conversion of 6,777 shares of Series B-1 Cumulative
     OWNED BY             Convertible Participating Preferred Stock, 128,400
                          shares of Common Stock issuable upon conversion of
       EACH               3,210 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 144,450 Warrants for
    REPORTING             Common Stock
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     9
       WITH
                          0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          118,196 shares of Common Stock issuable upon the conversion of 6,777 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 128,400 shares of Common Stock issuable upon conversion of 3,210 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 144,450 Warrants for
                          Common Stock

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      118,196 shares of Common Stock issuable upon the conversion of 6,777 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 128,400 shares of Common Stock issuable upon the conversion of 3,210 shares of Series C Cumulative Convertible Participating Preferred Stock and 144,450 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [_]
12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                              Page 5
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Furman Selz Investments II L.L.C.      13-3937560
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          2,755,862 shares of Common Stock issuable upon the
     OWNED BY             conversion of 158,020 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,989,800
       EACH               shares of Common Stock issuable upon the conversion of
                          74,745 shares of Series C Cumulative Convertible
    REPORTING             Participating Preferred Stock and 3,363,525 Warrants
                          for Common Stock
      PERSON       ---------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          9

                          0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          2,755,862 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 3,363,525 Warrants for Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,755,862 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 3,363,525 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      23.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                              Page 6
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      FS Private Investments III LLC          13-4127833
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          2,755,862 shares of Common Stock issuable upon the
     OWNED BY             conversion of 158,020 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,989,800
       EACH               shares of Common Stock issuable upon the conversion of
                          74,745 shares of Series C Cumulative Convertible
    REPORTING             Participating Preferred Stock and 3,363,525 Warrants
                          for Common Stock
      PERSON
                   -----------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     9
                          0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          2,755,862 shares of Common Stock issuable upon the
                          conversion of 158,020 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,989,800
                          shares of Common Stock issuable upon the conversion of
                          74,745 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 3,363,525 Warrants
                          for Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,755,862 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 3,363,525 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      23.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                          Page 7
------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ING Furman Selz Investors III LLC               13-4121999

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [_]
                                                                       (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    SOURCE OF FUNDS

      OO
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
      NUMBER OF      7    SOLE VOTING POWER

        SHARES            0
                        ------------------------------------------------------
      BENEFICIALLY
                     8    SHARED VOTING POWER
        OWNED BY
                          1,920,271 shares of Common Stock issuable upon the
         EACH             conversion of 110,108 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,083,200
       REPORTING          shares of Common Stock issuable upon the conversion of
                          52,080 shares of Series C Cumulative Convertible
      PERSON WITH         Participating Preferred Stock and 2,343,600 Warrants
                          for Common Stock
                        ------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                          0

                   -----------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,920,271 shares of Common Stock issuable upon the conversion of 110,108 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,083,200 shares of Common Stock issuable upon the conversion of 52,080 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,343,600 Warrants for Common Stock

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,920,271 shares of Common Stock issuable upon the conversion of 110,108 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,083,200 shares of Common Stock issuable upon the conversion of 52,080 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,343,600 Warrants for Common Stock
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                                                             [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.6%

------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                          Page 8
------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ING Barings U.S. Leveraged Equity Plan LLC           13-4127834

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    SOURCE OF FUNDS

      OO
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
      NUMBER OF      7    SOLE VOTING POWER

        SHARES            0
                        ------------------------------------------------------
      BENEFICIALLY
                     8    SHARED VOTING POWER
        OWNED BY
                          583,974 shares of Common Stock issuable upon the
         EACH             conversion of 33,485 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 633,600
       REPORTING          shares of Common Stock issuable upon the conversion of
                          15,840 shares of Series C Cumulative Convertible
      PERSON WITH         Participating Preferred Stock and 712,800 Warrants for
                          Common Stock
                        ------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                          0

                   -----------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

                          583,974 shares of Common Stock issuable upon the conversion of 33,485 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 633,600 shares of Common Stock issuable upon the conversion of 15,840 shares of Series C Cumulative Convertible Participating Preferred Stock and 712,800 Warrants for Common Stock

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      583,774 shares of Common Stock issuable upon the conversion of 33,485 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 633,600 shares of Common Stock issuable upon the conversion of 15,840 shares of Series C Cumulative Convertible Participating Preferred Stock and 712,800 Warrants for Common Stock

------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                                                            [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.1%

------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                            Page 9

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ING Barings Global Leveraged Equity Plan Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

                          251,617 shares of Common Stock issuable upon the
                          conversion of 14,428 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 273,000
                          shares of Common Stock issuable upon the conversion
                          of 6,825 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 307,125 Warrants
     OWNED BY             for Common Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          251,617 shares of Common Stock issuable upon the conversion of 14,428 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 273,000 shares of Common Stock issuable upon the conversion of 6,825 shares of Series C Cumulative Convertible Participating Preferred Stock and 307,125 Warrants for Common Stock
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      251,617 shares of Common Stock issuable upon the conversion of 14,428 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 273,000 shares of Common Stock issuable upon the conversion of 6,825 shares of Series C Cumulative Convertible Participating Preferred Stock and 307,125 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      2.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                            Page 10

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ING Furman Selz Investments III LLC                     13-41278376
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

                          2,755,862 shares of Common Stock issuable upon the
                          conversion of 158,020 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,989,800
                          shares of Common Stock issuable upon the conversion
                          of 74,745 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 3,363,525 Warrants
     OWNED BY             for Common Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          2,755,862 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 3,363,525 Warrants for Common Stock

-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,755,862 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 3,363,525 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      23.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                            Page 11

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ING Furman Selz Asset Management LLC                 13-4038444
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

                          5,511,724 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion
                          of 149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 6,727,050 Warrants
     OWNED BY             for Common Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          5,511,724 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 6,727,050 Warrants for Common Stock
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      5,511,724 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 6,727,050 Warrants for Common Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      47.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                              Page 12

------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ING (U.S.) Financial Holdings Corporation        51-0262561


------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS

      AF
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [_]
------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           0
     OWNED BY      -----------------------------------------------------------
       EACH
    REPORTING        8    SHARED VOTING POWER
   PERSON WITH
                          5,511,724 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 6,727,050 Warrants
                          for Common Stock
                   -----------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                          0
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          5,511,724 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 6,727,050 Warrants for Common Stock

------------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,511,724 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 6,727,050 Warrants for Common Stock
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                                                     [_]
------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      47.8%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                              Page 13

------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ING Bank N.V.


------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS

      AF
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      The Netherlands
------------------------------------------------------------------------------
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           0
     OWNED BY
       EACH        -----------------------------------------------------------
    REPORTING        8    SHARED VOTING POWER
  PERSON WITH
                          5,511,724 shares of Common Stock issuable upon the
                          Conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 6,727,050 Warrants
                          for Common Stock
                   -----------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                          0
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          5,511,724 shares of Common Stock issuable upon the Conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 6,727,050 Warrants for Common Stock

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      5,511,724 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 6,727,050 Warrants for Common Stock
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                                                       [_]
------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      47.8%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      BK
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                           Page 14

------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ING Groep N.V.


------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS

      AF
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [_]
------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      The Netherlands
------------------------------------------------------------------------------
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           0
     OWNED BY      -----------------------------------------------------------
       EACH
    REPORTING        8    SHARED VOTING POWER
  PERSON WITH
                          5,511,724 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 6,727,050 Warrants
                          for Common Stock
                   -----------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                          0
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          5,511,724 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 6,727,050 Warrants for Common Stock

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      5,511,724 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 6,727,050 Warrants for Common Stock
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                                                         [_]
------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      47.8%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IC
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------

CUSIP NO. 000752105                                             Page 15

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Brian P. Friedman       ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

                          5,511,724 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 6,727,050 Warrants
                          for Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          5,511,724 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 6,727,050 Warrants
                          for Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,511,724 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 6,727,050 Warrants for Common Stock
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      47.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                             Page 16

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      James L. Luikart        ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

                          5,511,724 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 6,727,050 Warrants
                          for Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          5,511,724 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 6,727,050 Warrants
                          for Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,511,724 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 6,727,050 Warrants for Common Stock
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      47.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D

          This Amendment No. 3 to Schedule 13D ("Amendment No. 3") relates to a
Schedule 13D filed on March 8, 2000 ("Schedule 13D"), an Amendment No. 1 to
Schedule 13D filed on May 17, 2001 ("Amendment No. 1") and an Amendment No. 2 to
Schedule 13D filed on July 5, 2001 ("Amendment No. 2") with the Securities and Exchange Commission ("SEC"). This Amendment No. 3 amends and supplements
Schedule 13D, Amendment No. 1 and Amendment No. 2.

ITEM 1.   SECURITY AND ISSUER.

The response set forth in Item 1 of Schedule 13D, Amendment No. 1 and Amendment No. 2 is hereby amended and supplemented by the following information:

          This statement on Schedule 13D relates to shares of common stock, par value $.01 per share (the "Common Stock"), of ABC-NACO Inc., a Delaware corporation (the "Company") which has its principal executive offices at 2001 Butterfield Road, Suite 502, Downers Grove, Illinois 60515.

          FS Private Investments LLC ("Private Investments"), Furman Selz Investors II L.P. ("Investors"), FS Employee Investors LLC ("Employee Investors"), FS Parallel Fund L.P. ("Parallel Fund"), Furman Selz Investments II LLC ("FS Investments II"), FS Private Investments III LLC ("Private Investments III"), ING Furman Selz Investors III LP ("Investors III"), ING Barings U.S. Leveraged Equity Plan LLC ("Barings U.S."), ING Barings Global Leveraged Equity Plan Ltd. ("Barings Global") and ING Furman Selz Investments III LLC ("Investments III") have received additional common stock purchase warrants ("Additional Warrants") pursuant to the Series C Preferred Stock and Common Stock Warrant Purchase Agreement dated April 17, 2001 (the "Series C Stock Purchase Agreement") by and among ABC-NACO Inc. and the entities listed on Exhibit A thereto (the "Investors").
---------

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          The response set forth in Item 3 of Schedule 13D, Amendment No. 1 and Amendment No. 2 is hereby amended and supplemented by the following information:

          Pursuant to the Series C Preferred Stock Purchase Agreement, Investors, Employee Investors, Parallel Fund, Investors III, Barings U.S. and Barings Global paid the Company $14,949,000.00 to purchase the Series C Cumulative Convertible Participating Preferred Stock, par value one dollar ($1.00) per share (the "Series C Preferred Stock"), warrants at closing ("Closing Warrants") and Additional Warrants. None of the proceeds used to purchase the securities were provided through borrowings of any nature.

ITEM 4.   PURPOSE OF TRANSACTION.

          The response set forth in Item 4 of Schedule 13D, Amendment No. 1 and Amendment No. 2 is hereby amended and supplemented by the following information:

          The Series C Preferred Stock, Closing Warrants and Additional Warrants were acquired for investment purposes. The reporting persons intend to review on a continuing basis their investment in the Company and the Company's business, prospects and financial condition. Based on such continuing review, alternative investment opportunities available to the reporting persons and all other factors deemed relevant (including, without limitation the market for and price of Common Stock, offers for shares of the Common Stock, general economic conditions and other future developments), the reporting persons may decide to convert all or part of the Series C Preferred Stock, or sell or seek the sale of all or part of the Series C Preferred Stock, Closing Warrants and Additional Warrants.

          Pursuant to the Series C Stock Purchase Agreement, the Company issued 150,000 shares of Series C Preferred Stock, all of which were purchased by the Investors. The Investors also received 6,000,000 immediately exercisable Closing Warrants to purchase Common Stock at a price of $.01 per share and 6,000,000 Additional Warrants to purchase Common Stock at a price of $.01 per share, exercisable at a later date, of which 750,000 became exercisable on July 1, 2001.

          The issuance of the Series C Preferred Stock, constitutes a material change in the capitalization of the Company. If the Series C Preferred Stock is converted, in whole or in part, or the Closing Warrants or Additional Warrants are exercised, there could be a material change in the capitalization of the Company.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

          The response set forth in Item 5 of Schedule 13D, Amendment No. 1 and Amendment No. 2 is hereby amended and supplemented by the following information:

(a) - (b)

                                NUMBER OF            PERCENT
                                SHARES TO BE         OF                 SHARED             SHARED
                                BENEFICIALLY         COMMON             VOTING             INVESTMENT
NAME                            OWNED                STOCK              POWER              POWER
-----------------------         ---------------      ---------------    --------------     -------------
Private Investments              9,109,187               23.9            9,109,187            9,109,187

Investors                        8,030,520               21.0            8,030,520            8,030,520

Employee Investors                 687,621                1.8              687,621              687,621

Parallel Fund                      391,046                1.0              391,046              391,046

FS Investments II                9,109,187               23.9            9,109,187            9,109,187

Private Investments III          9,109,187               23.9            9,109,187            9,109,187

Investors III                    6,347,071               16.6            6,347,071            6,347,071


                        NUMBER OF       PERCENT
                        SHARES TO BE    OF          SHARED        SHARED
                        BENEFICIALLY    COMMON      VOTING        INVESTMENT
NAME                    OWNED           STOCK       POWER         POWER
----------------------- ------------    ---------   -----------   --------
Barings U.S.              1,930,374       5.1        1,930,374     1,930,374

Barings Global              831,742       2.2          831,742       831,742

Investments III           9,109,187      23.9        9,109,187     9,109,187

ING FS Management        18,218,374      47.8       18,218,374    18,218,374

ING U.S.                 18,218,374      47.8       18,218,374    18,218,374

ING Bank                 18,218,374      47.8       18,218,374    18,218,374

ING Groep                18,218,374      47.8       18,218,374    18,218,374

Brian P. Friedman        18,218,374      47.8       18,218,374    18,218,374

James L. Luikart         18,218,374      47.8       18,218,374    18,218,374

          As of May 2, 2001, the Company had 19,872,242 shares of Common Stock outstanding.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          The response set forth in Item 6 of Schedule 13D, Amendment No. 1 and Amendment No. 2 is hereby amended and supplemented by the following information:

          Pursuant to the Series C Stock Purchase Agreement, the Company issued 150,000 shares of Series C Preferred Stock, all of which were purchased by the Investors, as set forth in Item 4. The Investors also received 6,000,000 immediately exercisable Closing Warrants and 6,000,000 Additional Warrants. Seven hundred fifty thousand (750,000) Additional Warrants become exercisable every three months if the EBITDA of ABC-NACO Inc. is less than Seventy Million Dollars ($70,000,000) and no sale of ABC-NACO Inc. has occurred before that time. Seven hundred fifty thousand (750,000) Additional Warrants became exercisable retroactive to July 1, 2001, based on ABC-NACO Inc.'s verbal confirmation of the EBITDA on August 8, 2001. The amount of Closing Warrants and Additional Warrants received by each entity is shown on the following table:

          Entity                       Closing Warrants                    Additional Warrants
---------------------------    -------------------------------     ---------------------------------
Private Investments                        2,989,800                              373,725
Investors                                  2,635,800                              329,475
Employee Investors                           225,600                               28,200
Parallel Fund                                128,400                               16,050
FS Investments II                          2,989,800                              373,725
Private Investments III                    2,989,800                              373,725
Investors III                              2,083,200                              260,400

Barings U.S.                                  633,600                       79,200
Barings Global                                273,000                       34,125
Investments III                             2,989,800                      373,725
ING FS Management                           5,979,600                      747,450
ING U.S.                                    5,979,600                      747,450
ING Bank                                    5,979,600                      747,450
ING Groep                                   5,979,600                      747,450
Brian P. Friedman                           5,979,600                      747,450
James L. Luikart                            5,979,600                      747,450


          Private Investments is the manager of each of Investors, Employee Investors and Parallel Fund. The general partner of each of Investors and Parallel Fund and the managing member of Employee Investors have delegated all relevant rights to Private Investments. Private Investments III is the manager of each of Investors III, Barings U.S. and Barings Global. The general partner of Investors III, the sole managing member of Barings U.S. and the manager of Barings Global have delegated all relevant rights to Private Investments III. Brian P. Friedman and James L. Luikart are the managing members of Private Investments and Private Investments III.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          A. Joint Reporting Agreement and Power of Attorney on Behalf of Each Reporting Person dated March 20, 2000 (incorporated by reference to the Schedule 13 D/A filed May 17, 2001).

          B. Joint Reporting Agreement and Power of Attorney on Behalf of Each Reporting Person dated May 14, 2001 (incorporated by reference to the Schedule 13 D/A filed May 17, 2001).

                                   SIGNATURES

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  August 9, 2001



                                    FURMAN SELZ INVESTORS II L.P.
                                    FS EMPLOYEE INVESTORS LLC
                                    FS PARALLEL FUND L.P.


                                    By:  FS PRIVATE INVESTMENTS LLC

                                    By:     /s/*
                                       -------------------------------
                                       Name:  James L. Luikart
                                       Title: Managing Member


                                    FS PRIVATE INVESTMENTS LLC

                                    By:     /s/*
                                       -------------------------------
                                       Name:  James L. Luikart
                                       Title: Managing Member


                                    FURMAN SELZ INVESTMENTS II LLC

                                    By:     /s/**
                                       -------------------------------
                                       Name:  James L. Luikart
                                       Title: Executive Vice President

                                    ING FURMAN SELZ INVESTORS III LP
                                    ING BARINGS U.S. LEVERAGED EQUITY
                                         PLAN LLC
                                    ING BARINGS GLOBAL LEVERAGED EQUITY
                                         PLAN LTD.


                                    BY: FS PRIVATE INVESTMENTS III LLC

                                    By:        /s/*
                                       -------------------------------
                                       Name:  James L. Luikart
                                       Title: Managing Member

                                    FS PRIVATE INVESTMENTS III LLC

                                    By:        /s/*
                                       -------------------------------
                                       Name:  James L. Luikart
                                       Title: Managing Member

                                    ING FURMAN SELZ INVESTMENTS III LLC

                                    By:        /s/**
                                       ---------------------------------
                                       Name:  James L. Luikart
                                       Title: Executive Vice President


                                    ING FURMAN SELZ ASSET
                                    MANAGEMENT LLC

                                    By:        /s/**
                                       ---------------------------------
                                       Name:  Robert J. Miller
                                       Title: Executive Vice President


                                    ING (U.S.) FINANCIAL HOLDINGS
                                    CORPORATION

                                    By:        /s/**
                                       -------------------------------
                                       Name:  Andrew Druch
                                       Title: Secretary

                                    ING BANK N.V.

                                    By:      /s/**
                                       -------------------------------
                                       Name:  J.H.J. Houben
                                       Title: Managing Principal

                                    By:      /s/**
                                       -------------------------------
                                       Name:  P.F.M. Van Lierop
                                       Title: Senior Legal Advisor

                                    ING GROEP N.V.

                                    By:      /s/**
                                       -------------------------------
                                       Name:  J.H.J. Houben
                                       Title: Managing Principal

                                    By:      /s/*
                                       -------------------------------
                                       Name: Brian P. Friedman

                                    By:      /s/*
                                       -------------------------------
                                       Name: James L. Luikart



*  By: /s/ James L. Luikart
       ---------------------
        James L. Luikart



** By: /s/ Robert Miller
       ---------------------
         Robert Miller
         Attorney-in-Fact

EXHIBIT INDEX

No.  Description
---  -----------

(1) Joint Reporting Agreement and Power of Attorney on Behalf of Each Reporting Person dated March 20,2000 (incorporated by reference to the Schedule 13 D/A filed May 17, 2001)

(2) Joint Reporting Agreement and Power of Attorney on Behalf of Each Reporting Person dated May 14, 2001 (incorporated by reference to the Schedule 13 D/A filed May 17, 2001)